EXHIBIT 99.1

NEWS RELEASE

For Immediate Release

Worthington Industries to Acquire Cylinder Assets of Western Industries

COLUMBUS, Ohio, September 2, 2004—Worthington Industries, Inc. (NYSE:WOR) announced today that it has signed a purchase agreement to acquire the propane and specialty gas cylinder assets of Western Industries, Inc. Western’s Propane & Specialty Cylinder Group manufactures 14.1 oz. and 16.4 oz. disposable cylinders for hand torches, camping stoves, portable heaters and table top grills from two locations. The revenues of this group were approximately $50 million for the last calendar year. These assets will be included in Worthington’s Pressure Cylinders business segment.

The transaction is expected to be modestly accretive in the first year. Under the proposed terms, Worthington will acquire Western’s cylinder assets for $64.5 million in cash.

Worthington’s Chairman and Chief Executive Officer, John P. McConnell, stated, “This transaction represents a natural extension of our focus on value added processing of flat-rolled steel.” George Stoe, President of Worthington Cylinders, added, “The complementary nature of the product offerings of Worthington and Western will be beneficial to our customers and round out our already extensive coverage of the cylinder market. While we currently manufacture a broad range of cylinders, we do not have any product offerings in the one pound range. “

This transaction is expected to close within thirty days subject to normal closing conditions.

About Worthington Cylinders
 Worthington Cylinders is the world’s leading global supplier of pressure cylinders, offering the most complete line of pressure cylinder vessels in the industry, including LPG, refrigerant and industrial gas cylinders. With annual sales of approximately $330 million, this business segment of Worthington Industries employs nearly 2000 people and operates seven facilities in five countries.

About Worthington Industriesb
 Worthington Industries is a leading diversified metal processing company with annual sales of more than $2 billion. The Columbus, Ohio, based company is North America’s premier value-added steel processor and a leader in manufactured metal products such as automotive past model service stampings, pressure cylinders, metal framing, metal ceiling grid systems and laser welded blanks. The company employs 8,000 people and operates 61 facilities in 10 countries.

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Worthington Industries
September 2, 2004

Founded in 1955, the company operates under a long-standing corporate philosophy rooted in the golden rule, with earning money for its shareholders as the first corporate goal. This philosophy, an unwavering commitment to the customer and one of the strongest employee/employer partnerships in American industry serve as the company’s foundation.

Safe Harbor Statement

The company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 (“the Act”). Statements by the company relating to the expected benefits of the acquisition such as market profile and product offering and projected timing, results and expenditures related to the acquisition; future, estimated or expected earnings, charges, working capital, sales, operating results, earnings per share or the earnings impact of certain matters; pricing trends for raw materials and finished goods; new products and markets; and other non-historical matters constitute “forward looking statements” within the meaning of the Act. Because they are based on beliefs, estimates and assumptions, forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Any number of factors could affect actual results, including, without limitation: the timing, closing and changes to the terms of the acquisition of the propane and specialty gas cylinder assets from Western; the possibility that costs or difficulties related to the integration of the business acquired from Western are greater than expected and any resulting synergies following the acquisition are lower or take longer to realize than expected; the ability to maintain relationships with customers of the acquired business; product demand and pricing, changes in product mix and market acceptance of products; fluctuations in pricing, quality or availability of raw materials (particularly steel), supplies, utilities and other items required by operations; the ability to realize price increases, cost savings and operational efficiencies on a timely basis; capacity levels and efficiencies within facilities and within the industry as a whole; financial difficulties of customers, suppliers, joint venture partners and others with whom the company does business; the effect of national, regional and worldwide economic conditions generally and within major product markets, including a prolonged or substantial economic downturn; the effect of adverse weather on facility and shipping operations; changes in customer spending patterns and supplier choices and risks associated with doing business internationally, including economic, political and social instability and foreign currency exposure; acts of war and terrorist activities; the ability to improve processes and business practices to keep pace with the economic, competitive and technological environment; deviation of actual results from estimates and/or assumptions used by the company in the application of its significant accounting policies; level of imports and import prices in the company’s markets; the impact of governmental regulations, both in the United States and abroad; and other risks described from time to time in filings with the United States Securities and Exchange Commission.

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